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                                                                   EXHIBIT 10.32

[LOGO OF DRIVEWAY.COM]


Dec. 20, 1999

Larry Jones
[***]
[***]

Dear Larry:

I am pleased to confirm our offer of employment with Driveway Corporation in the capacity of Vice President of Product Management, reporting to me. Your start date will be Jan. 31, 2000 or sooner. Your responsibilities will include planning and implementation of all aspects of the Driveway Service. This will include the product management of development of Driveway technology and the integration of the Driveway service with partner sites. Your role will include the management of a group of Product and Project managers the will work with all departments of the organization.

Your total target compensation will be $172,000 per year that will consist of a base salary of $140,000 per year and a quarterly bonus of $8,000. We will also provide you a signing bonus of $15,000. Upon acceptance of employment, you will be eligible (subject to Board of Director approval) for a grant of an option to purchase 200,000 shares of the company's common stock under the 1997 Stock Option Plan for a per share purchase price determined by the Board of Directors on the date of grant. This option will be subject to a four (4) year vesting period with shares vesting monthly. I will also recommend to the board that your shares include provisions for the acceleration of half of your unvested shares in the event that you are terminated from your position following the acquisition of Driveway by another company.

You will be eligible for the Company's full range of medical, dental, vision, life and LTD insurance as well as other benefits. These benefits and the company's policies will be described to you at the time that you begin your employment. However, if you have any questions about your benefits prior to that time, we will be happy to answer them. Be advised that a condition of employment is the execution of a Proprietary Information and Invention Assignment Agreement.

You should also understand that Driveway employs its employees on an "at will" basis. This means that your employment is voluntary and for no set period. If you accept employment with the company, you will be free to resign at any time, with or without cause. Likewise, the company will be free to terminate your employment at any time, with or without cause.

I am very excited by the prospects of having you on the team and look forward to working with you. This offer will remain in effect until Dec. 31, 1999. Please acknowledge your acceptance of this offer by signing below and returning this letter. If you have any questions, please do not hesitate to call.

Sincerely,



Christopher S. Logan
CEO


Agreed and accepted:



/s/ Lawrence Jones      12/29/99              Anticipated Start Date  1/29/00
---------------------   --------                                      -------
Signature               Date




CONFIDENTIAL TREATMENT                  **Confidential treatment has been
HAS BEEN REQUESTED FOR                  requested with respect to the
CERTAIN PORTIONS OF THIS                information contained within the
DOCUMENT                                "[**]" markings. Such marked portions
                                        have been omitted from this filing and
                                        have been filed separately with the
                                        Securities and Exchange Commission